EXHIBIT 21

Direct and Indirect Subsidiaries of

Bob Evans Farms, Inc.

As of June 21, 2012

Name of Entity and Ownership Structure	Jurisdiction
Bob Evans Farms, Inc.	Delaware

- Bob Evans Farms, Inc.	Ohio
- - BEF Foods, Inc.	Ohio
- - - BEF Management, Inc.	Ohio
- - Bob Evans Holdings, Inc.	Ohio
- - Bob Evans Transportation Company, LLC	Ohio

- Mimi’s Cafe, LLC	Delaware
- - SWH Corporation	California
- - - Mimi’s Café Kansas, Inc.	Kansas
- - - Mimi’s Café of Rogers, Inc.	Arkansas
- - - SWH Too, LLC	Delaware
- - - SWH Texas, Inc.	Delaware
- - - - SWH Liquor Company	Texas
- - - SWH Oklahoma, Inc.	Oklahoma
- - - SWH Howard Maryland, Inc.	Maryland
- - - SWH Charles Maryland, Inc.	Maryland
- - - SWH Frederick Maryland, Inc.	Maryland

The registrant has listed all of its direct and indirect subsidiaries and therefore the inclusion of any entity does not necessarily signify that it is a “significant subsidiary” of the registrant.